Exhibit 99.1

Theriva™ Biologics Announces Presentation at ESMO Congress 2023 Featuring Survival Outcomes in Phase 1 Study Evaluating VCN-01 in Combination with Durvalumab in Patients with Recurrent/ Metastatic Squamous Cell Carcinoma of the Head and Neck

-Results from investigator-sponsored study in collaboration with the Institut Catala d’Oncologia (ICO) show enhanced patient survival, correlating with VCN-01 induced upregulation of PD(L)-1-

-Key Opinion Leader (KOL) webinar featuring expert oncologist Ricard Mesia M.D., Ph.D., to be held Monday, October 23, 2023 at 8:00 a.m. ET-

Rockville, MD, October 16, 2023 – Theriva™ Biologics (NYSE American: TOVX), (“Theriva” or the “Company”), a clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced a presentation of Phase 1 data from the investigator-sponsored study evaluating VCN-01 in combination with durvalumab for patients with recurrent/metastatic squamous cell carcinoma of the head and neck (R/M HNSCC). Encouraging survival was observed in patients progressing to anti-PD(L)-1 agents after systemic VCN-01 in combination with durvalumab. Data will be featured in a poster presentation at the European Society for Medical Oncology (ESMO) Congress, being held both virtually and in Madrid, Spain from October 20-24, 2023.

“We are encouraged by the biological activity observed in R/M HNSCC patients previously treated with anti-PD(L)-1 agents, where new options are urgently needed to offer patients the best chance of long-term survival,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Results show enhanced patient survival, which correlated with VCN-01 induced upregulation of PD(L)-1 and underscores the promise of VCN-01-based combination approaches that may transform treatment for devastating cancers with high unmet needs. We look forward to leveraging our findings as we advance VCN-01 through clinical development.”

Key data and conclusions featured in the ESMO presentation include:

•	20 patients were enrolled with a median of 4 prior lines of therapy, from which six in the concomitant (CS) (single dose of VCN-01 in combination with durvalumab on day 1) and 12 in the sequential (SS) (single dose of VCN-01 on day -14 and durvalumab on day 1) were evaluable for response.

•	In the CS cohort at the 3.3×10[12] viral particles (vp) dose, overall survival (OS) was 10.4 months.
•	In the SS cohort at the 3.3×10[12]vp dose OS was 15.5 months, whereas in the SS cohort at the 1×10[13] vp dose OS was 17.3 months.
•	11 patients (61.1%) were alive >12 months (2 in CS; 5 in SS at 3.3×10[12]vp, 4 in SS at 1×10[13] vp).
•	In spite of the advanced stage of the disease and objective response rate of 0%, most of the patients appeared to benefit from subsequent treatment.

•	Biological activity: Patients showed VCN-01 replication and increased serum hyaluronidase levels were maintained for over six weeks.

•	Observed an increase in CD8 T cells, a marker of tumor inflammation and an upregulation of PD-L1 in tumors.

•	Increase of PDL1-CPS (16/21; p=0.013) and CD8 T-cells (12/21; p=0.007) from baseline were found in tumor biopsies.

•	CPS score of tumor biopsies was increased by administration of VCN-01 at day 8 after administration in the sequential group.
•	A statistical correlation was observed between CPS on day 8 and patient OS (p=0.005).

The full abstract for the presentation (#937P) is accessible on the ESMO Congress portal and the poster will be available starting Sunday, October 22, 2023 at 9:00 a.m. CEST. Additional details of the poster are provided below.

•	Title: Survival Outcomes in Phase I Trial Combining VCN-01 and Durvalumab (MEDI4736) in Subjects with Recurrent/Metastatic Head and Neck Squamous Cell Carcinoma Refractory to Previous Immunotherapy Treatment
•	Presenting Author: Maria Jové (Hospitalet de Llobregat, Spain)
•	Poster Session Date and Time: Sunday, October 22 from 12:00-1:00 p.m. CEST
•	Location: Hall 8 of the IFEMA Madrid, Spain

KOL Webinar on Monday, October 23, 2023 at 8:00 a.m. ET (2:00 p.m. CEST)

The webinar will feature KOL, Ricard Mesia, M.D., Ph.D., head of Medical Oncology Department at Catalan Institut of Oncology in Barcelona. Dr. Mesia will discuss the unmet medical need in the head and neck cancer treatment landscape, the current limitations, and the need for new approaches, along with the key takeaways from Theriva’s ESMO poster presentation. A live Q&A session will follow the formal discussion. To register for the event, please click here. An archived webcast will also be accessible in the “Events” section of the company’s website at www.therivabio.com.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company’s wholly-owned Spanish subsidiary Theriva Biologics, S.L., has been developing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. In addition to VCN-01, the Company’s clinical-stage candidates include: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients); and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the VCN-01-based combination approaches transforming treatment for devastating cancers with high unmet needs and leveraging the findings as VCN-01 advances through clinical development. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete enrollment in its trials when anticipated and anticipated results, the Company’s ability to address the unmet medical needs for treatment of cancer and related diseases, the Company’s ability to take advantage of the potential benefits of orphan drug designation, the Company’s ability to reach clinical milestones when anticipated, the Company’s ability to successfully operate the combined US and Spanish business entities , the Company’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements, the continued maintenance and growth of the Company’s patent estate, the ability to continue to remain well financed and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608